EXHIBIT 99

TUESDAY SEPTEMBER 26, 7:27 PM EASTERN TIME

Press Release

SOURCE: EMMIS COMMUNICATIONS CORPORATION


           EMMIS COMMUNICATIONS REPORTS RECORD SECOND QUARTER RESULTS

2ND Q SAME STATION DOMESTIC RADIO REVENUE UP 14%; ATCF $.57

INDIANAPOLIS, Sept. 26 /PRNewswire/ -- EMMIS Communications Corporation (Nasdaq:
EMMS - news) today announced record revenues and cash flow for its fiscal quarter ending Aug. 31, 2000.

For its second fiscal quarter, EMMIS' ATCF grew to $27.6 million from $15.6 million, a 77% increase over the same quarter of the prior year. ATCF per share in the second quarter increased to $.57 vs. $.47 in the same quarter of the prior year, a 21% increase. EMMIS' BCF grew to $47.4 million, a 40% increase over the same quarter in the previous year.

After-Tax Cash Flow (ATCF) and Broadcast Cash Flow (BCF) are important and widely used measurements of the operating performance of media properties, used by management and analysts to evaluate the operating performance of media properties.

For the second quarter, EMMIS' net revenue grew to $109.1 million from $81.5 million, a 34% increase over the same quarter of the prior year. On a same-station basis, net revenue for the quarter increased 14% and BCF was up 20%. On a same-station basis, domestic radio net revenue increased 14% for the quarter and broadcast cash flow increased 20%.

"Our continuing strength in operations, combined with our recent acquisitions, will give EMMIS even more opportunity for growth in the next year," Chairman and CEO Jeff Smulyan said. "The radio business is sound, with radio continuing to get a disproportionate share of advertising dollars in comparison to other media."

EMMIS' purchase of eight television stations from Lee Enterprises Inc. (NYSE:
LEE - news) is expected to close next week, pending Federal Communications Commission approval. The acquisition, which will bring the total number of EMMIS Television stations to 15, will involve the purchase by EMMIS of KOIN-6 (CBS), Portland, Oregon; KRQE-13 (CBS), Albuquerque, New Mexico; WSAZ-3 (NBC), Huntington/Charleston, West Virginia; KSNW- 3 (NBC), Wichita, Kansas; KGMB-9
(CBS), Honolulu, Hawaii; KGUN-9 (ABC), Tucson, Arizona; KMTV-3 (CBS), Omaha, Nebraska; KSNT-27 (NBC), Topeka, Kansas.

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EMMIS also expects to close the Sinclair and Bonneville transactions within the next two weeks, pending FCC approval. In June, EMMIS announced that it had reached agreement with Sinclair Broadcast Group Inc. (SBGI) to acquire Sinclair's six St. Louis radio stations for $220 million. In a separate transaction, EMMIS announced it signed a letter of intent to swap four of its St. Louis properties - WKKX-FM and to-be-acquired WIL-FM, WRTH-AM, WVRV-FM - to Bonneville International Corporation in exchange for KZLA-FM in the nation's #2 market, Los Angeles. EMMIS currently runs KZLA-FM under a LMA. After the close of this transaction, EMMIS will own 5 radio stations in St. Louis - KSHE-FM, WXTM- FM, and newly-acquired KPNT-FM, KXOK-FM, and KIHT-FM.

Last week EMMIS and radio industry leaders Bonneville International Corporation, Corus Entertainment (NYSE: CJR - news), Entercom Communications (NYSE: ETM - news) and Jefferson Pilot (NYSE: JP - news) announced the formation of an industry-wide and industry- owned Internet network that will revolutionize the radio industry's relationship to the web. The industry-owned Internet initiative
- the Local Media Internet Venture (LMIV) - will provide the technology, content and marketing needed to make local station web sites compelling. The five founding members on board bring with them an aggregate audience of more than 37 million weekly listeners.

In other recent company news, EMMIS announced the acquisition of Denver's KALC-FM ("Alice") from Salem Communications on Sept. 18. Pending various approvals, the deal is expected to close in January 2001, although EMMIS will begin operating the station within 30 days under a local management agreement
(LMA). KALC-FM joins EMMIS' other Denver holding, KXPK-FM, which EMMIS bought from Clear Channel Communications Inc. (NYSE: CCU - news) on Aug. 24, 2000.

In addition, Hearst-Argyle (NYSE: HTV - news) has identified WMUR-TV in New Hampshire as the television station property that it will swap with EMMIS in exchange for radio stations KTAR-AM, KMVP-AM, and KKLT-FM in Phoenix, the nation's 15th largest radio market. In the deal announced June 5, 2000, EMMIS agreed to manage the three radio stations while Hearst-Argyle identified a suitable television station property for EMMIS to purchase and swap with Hearst-Argyle for the Phoenix stations. EMMIS currently runs the three Phoenix stations under a LMA, as well as Phoenix's KKFR-FM, purchased from Clear Channel. This transaction is expected to close in the 1st calendar quarter of 2001.

As previously announced, EMMIS is in the process of evaluating structural alternatives for separating its radio and television businesses, and expects to announce the details in the next few weeks.

During the 2nd Quarter, EMMIS received a $17 million cash break-up fee from Midwestern Broadcasting when Midwestern sold Atlanta radio station WALR-FM to Cox Radio Inc. (NYSE: CXR - news). This fee is excluded from ATCF and BCF.

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

In this news release, "same-station basis" reflects results from stations operated during the three-month period in both 2000 and 1999.

EMMIS Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. EMMIS' 20 FM and 4 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Denver, Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, EMMIS owns two radio networks, three international radio stations, 15 television stations, award-winning regional and specialty magazines and ancillary businesses in broadcast sales and publishing.

Certain statements included above which are not statements of historical fact, including those identified with the words "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of EMMIS to be materially different from any future result, performance or achievement expressed or implied by such forward- looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry; inability to obtain necessary approvals for our pending acquisitions or to complete our pending acquisitions; changes in the costs of programming; inability to grow through suitable acquisitions, including the desired radio; and other factors mentioned in documents filed by EMMIS with the Securities and Exchange Commission.

A conference call regarding this earnings release is scheduled for 9 am Eastern, Wednesday, Sept. 27, 2000. Dial in at 1.888.425.9158. For replay information, please contact Kate Healey at 317.684.6576 or khealey@emmis.com. Investors have the opportunity to listen to the conference call over the Internet through the EMMIS site, www.emmis.com.

Note: One-page financial schedule follows.

Note: If you would like to receive EMMIS Communications news via email, send an email to IR@emmis.com


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

                EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED FINANCIAL DATA

            (Unaudited, dollars in thousands, except per share data)

                                        Three months ended August 31,           Six months ended August 31,
                                    ----------------------------------------   ----------------------------------
                                          2000                 1999             2000                 1999
                                    ------------------   -------------------   --------------   -----------------
OPERATING DATA:
   Net revenues:
      Radio                               $   62,654           $    51,244      $  117,509           $    93,625
      Television                              26,419                16,992          54,561                35,046
      Publishing                              19,963                13,293          37,485                25,210
      Interactive                                 33                     -              33                     -
         Total net revenues                  109,069                81,529         209,588               153,881
   Operating expenses
      Radio                                   28,933                24,057          58,086                47,412
      Television                              15,444                11,731          32,252                23,737
      Publishing                              17,189                11,871          32,964                21,973
      Interactive                                148                     -             268                     -
         Segment operating
            expenses                          61,714                47,659         123,570                93,122
   Corporate expenses                          3,967                 3,478           7,687                 6,684
   International business
      development expenses                       427                   367             831                   747
   Time brokerage agreement fees               1,114                     -           1,114                     -
   Noncash compensation                        1,903                 1,648           3,567                 2,293
   Depreciation and amortization              14,721                10,336          28,993                20,045

   Operating income                           25,223                18,041          43,826                30,990
   Interest expense                           (9,180)              (13,936)        (17,592)              (27,165)
   Minority interest                              69                   466             593                 1,525
   Other income (expense), net                14,086                   (55)         13,872                  (293)

   Income before income taxes                 30,198                 4,516          40,699                 5,057
   Provision for income taxes                 13,560                 3,300          18,150                 3,600
   Net income                                 16,638                 1,216          22,549                 1,457
   Preferred stock dividends                   2,246                     0           4,492                     0
   Net income available to
      common shareholders                     14,392                 1,216          18,057                 1,457

   Basic net income per common
      share                               $     0.31           $      0.04      $     0.39           $      0.05
   Diluted net income per common
      share                               $     0.30           $      0.04      $     0.38           $      0.04

   Weighted average shares
      outstanding:
         Basic                            46,911,323            31,858,856      46,615,258            31,712,934
         Diluted                          48,172,315            32,876,196      48,039,374            32,611,888

OTHER DATA:
   Broadcast/Publishing cash
      flow(a)                                 47,355                33,870          86,018                60,759
   EBITDA before certain
      charges(b)                              42,961                30,025          77,500                53,328


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

                                        Three months ended August 31,           Six months ended August 31,
                                    ----------------------------------------   ----------------------------------
                                          2000                 1999             2000                 1999
                                    ------------------   -------------------   --------------   -----------------
AFTER TAX CASH FLOW CALCULATION:
   Net income                                 16,638                 1,216          22,549                 1,457
   Depreciation and amortization              14,721                10,336          28,993                20,045
   Non cash compensation                       1,903                 1,648           3,567                 2,293
   Non cash taxes                              5,295                 2,363           7,675                 3,979
   Preferred dividends                        (2,246)                    -          (4,492)                    -
   Nonrecurring items(c)                      (8,760)                    -          (8,760)                    -

      After tax cash flow                     27,551                15,563          49,532                27,774
                                                0.57(d)               0.47            1.03(d)               0.85
      After tax cash flow per
         diluted share



SELECTED BALANCE SHEET INFORMATION:     August 31, 2000     February 29, 2000
                                        ---------------     ---------------

Total Cash and Cash Equivalents              10,755              17,370
Total Long-Term Senior Debt and Senior      442,000             300,000
   Subordinated Debt

(a)  Total net revenues less segment operating expenses.
(b) Broadcast/Publishing cash flow less corporate and international business development expenses.
(c) Includes break-up fee from Midwestern Broadcasting related to the sale of WALR-FM, net of related expenses and income taxes, and asset valuation adjustment, net of income taxes.
(d) If the preferred stock were converted, weighted average diluted shares outstanding would have been 51,852,315 and 51,719,374 for the three and six months ended August 31, 2000, respectively


SOURCE: EMMIS COMMUNICATIONS CORPORATION


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